NEWS RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

FOR IMMEDIATE RELEASE

Exhibit 99.01

Micron Solutions, Inc. Designates
Mr. E. P. Marinos as a Director Emeritus and Appoints Mr. Andrei Soran to its Board of Directors

FITCHBURG, MA, December 8,  2017 – (GLOBALNEWSWIRE) – Micron Solutions, Inc. (NYSE American:MICR) (“Micron” or the “Company”), announced the retirement of Mr. E. P. (“Lou”) Marinos from the Company’s Board of Directors and his appointment as a Director Emeritus, effective immediately.  The Company also announced the appointment of Mr. Andrei Soran as a Class II director, effective immediately.

“The entire Micron family extends its heartfelt gratitude to Lou for his many years of dedicated service, wisdom and friendship,” said Salvatore Emma, Jr., President and Chief Executive Officer. “His judgment and integrity helped guide the Company in its evolution from a start-up through the acquisitions of Micron Products, Inc., Leominster Tool & Die, and New England Molders.  We are very pleased to have Lou remain as Director Emeritus given the deep understanding of our business that he acquired serving as a Director for over 20 years”.

Mr. Marinos served as a member of the Board for over 20 years and served as Chairman of the Board from 2001 to July 2015. From 1995 until 1997, he was Chief Executive Officer of the Company.     Mr. Marinos has been Chief Executive Officer of AMT/EPM Associates, a consulting firm, since 2001.  Mr. Marinos was President and Chief Executive Officer of Midcoast Interstate Transmission, Inc. (MIT), an interstate pipeline company, from 1997 until 2001.  He also became Corporate Vice President of Administration for Midcoast Energy Resources, Inc. (MRS), MIT's parent company, and President and Chief Executive Officer of Kansas Pipeline Co. a subsidiary of MRS in 1999 and he held those positions until MRS was sold in 2001.   From 2009 to 2012 he served as a director of the Bay Area Houston Ballet & Theatre, a non-profit organization.  Mr. Marinos, a CPA, spent nearly twenty years at a “Big 8” accounting firm, including 9 years at the Partner level, providing audit and advisory services to a variety of industries including medical, engineering, banking and energy.  Mr. Marinos earned his B.S. in Business Administration with majors in Finance and Accounting from Wayne State University.

”It has been a privilege and an honor to serve on the Board and as CEO of Micron as it grew from a single medical device Company into the diverse enterprise it is today. I look forward to a continuing association with the Company and I  am confident in the leadership of the new and continuing Board members, and the Company's future", commented Mr. Marinos.

The Company also announced the appointment of Mr. Andrei Soran to its Board of Directors, effective immediately.    Mr. Soran will fill Mr. Marinos’ vacated seat as a Class II director with his term expiring at the 2018 annual meeting of stockholders.

“As Micron positions itself to take advantage of the many opportunities in single use medical products, we’re honored to welcome to the Board someone with Andrei Soran’s credentials,” Mr. Emma added. “Andrei brings to Micron extensive leadership and industry expertise acquired over the course of his long and distinguished career. We look forward to benefitting from the wealth of experience that Andrei has gained from working in the medical industry as well as the professional network he has developed.”

-MORE-

Micron Solutions, Inc. Announces Changes to the Board of Directors
December 8, 2017

Mr. Soran was named the CEO of Novaseek Research, Inc. (“Novaseek”), in August 2017.  Novaseek is a provider of cloud-based Clinical Data Network for Research (“CDNR”) services, which transforms how scientists and clinical researchers access real-world clinical data and human biospecimens to power life sciences R&D.  Before Novaseek, he served as the CEO of Verity Health Systems, a Redwood City, $1.5 billion revenues, 8,000 employees, California multi-facility hospital, and healthcare network.  Mr. Soran previously served as COO and Executive VP at Tenet Healthcare Corporation’s (“Tenet”) Detroit Medical Center, a healthcare provider comprised of 8 hospitals, $2.5 billion in revenues and, 10,000 employees. He also served as president of Tenet’s Huron Valley-Sinai Hospital, DMC Surgery Hospital.  Prior to Tenet, Mr. Soran served as CEO of Framingham, Massachusetts based MetroWest Medical Center, a Vanguard Health Systems facility, which was acquired by Tenet in 2013.  Mr. Soran holds a Bachelor’s degree in Physical Therapy from Tel Aviv University in Israel and a Master’s degree in Business Administration and Management from Boston University-Metropolitan College.

Mr. Soran commented, “I am pleased to join Micron’s Board of Directors.  I intend to contribute my experience in the healthcare industry for the benefit of the Board, and the management team. I will add my efforts to the acceleration of the process of creating shareholder value.”

In June 2016, Mr. Soran filed a Form 13D with the Securities and Exchange Commission reporting beneficial ownership of approximately 5% of the common stock of the Company.

About Micron Solutions, Inc.
Micron Solutions, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device technologies requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class quality organization and capitalize on its engineering design expertise and reliable, proprietary manufacturing processes to further penetrate the medical device contract manufacturing market.

The Company routinely posts news and other important information on its websites:
http://www.micronsolutionsinc.com, http://www.micronproducts.com

Safe Harbor Statement
Forward-looking statements made herein are based on current expectations of Micron Solutions, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements; the level of sales of higher margin products and services; our ability to extend and/or refinance our credit facility and manage our level of debt and provisions in the debt agreements which could restrict our ability to implement strategic changes ; failure to comply with financial and other covenants in our credit facility; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variability of customer delivery requirements; variations in the mix of products sold; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Contact:

Mr. Derek T. Welch
Chief Financial Officer
978-345-5000